EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE (the "Agreement) is made and entered into as of the 5th day of September, 2001, by and among SATX, INC., a Nevada corporation (hereinafter referred as "Purchaser"); TOTAL TELEPHONE CONCEPTS, INC., a Texas corporation (hereinafter referred to as the "Company"); RICHARD J. BONO, an individual resident of the State of Louisiana (hereinafter referred to as "Bono"); WILLIAM H. BURGESS, an individual resident of the State of Texas (hereinafter referred to as "Burgess"); RALPH EDWARD ROARK, an individual resident of the State of Texas (hereinafter referred to as "Roark"); EDDIE D. AUSTIN, JR., an individual resident of the State of Louisiana (hereinafter referred to as "Austin"); and MICHAEL P. VINCENT, an individual resident of the State of Tennessee (hereinafter referred to as "Vincent")(Bono, Burgess, Roark, Austin and Vincent are collectively referred to herein as the "Shareholders" and Bono and Burgess are sometimes hereinafter referred to as the "Management Shareholders").


                              W I T N E S S E T H:

        WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Company; and

        WHEREAS, the Shareholders desire to sell, and Purchaser desires to purchase, all of the issued and outstanding capital stock of the Company upon the terms and conditions hereinafter set forth;

        WHEREAS, the parties intend that this transaction qualify as a tax free reorganization pursuant to Internal Revenue Code Section 368(b);

        NOW, THEREFORE, FOR AND IN CONSIDERATION of mutual promises contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, it is agreed by and among the parties hereto, as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        Within this Agreement, the following terms shall be defined as follows:

        "COMPANY ASSETS" means any of the real or personal property owned by the Company at the time of Closing.

        "CONTRIBUTION MARGIN" means total Telephone revenue less bad debt holdback; billing, collection, and validation fees; local and long distance telephone charges, taxes and Customer commissions relating to such Telephone.

        "CUSTOMER" means the party to a License Agreement granting the Company the right to install pay telephones at such party's locations.

         "GOOD WORKING ORDER AND OPERABLE" means that each inmate Telephone on an Installed Line at the time of Closing responds to polling, is capable of placing both local and long distance calls and its electrical connections satisfy all code requirements.

         "INSTALLED LINE" (collectively the "Installed Lines") means a local exchange company provided access facility that produces a single dialtone (including dedicated facilities that produce multiple dialtones) and is capable of placing collect calls.

         "INSTALLED TELEPHONE" means that a Telephone is in good working order and operable, is subject to a binding License Agreement, is installed at the location provided for in its related License Agreement and is not co-located with any pay telephone or inmate telephone not owned by Seller.

         "LICENSE AGREEMENT" (collectively, the "License Agreements") shall be all of those written lease agreements, telephone location agreements, license agreements, inmate telephone service agreements or other written agreements relating to the Telephones, which agreements grant the exclusive right to install and operate the Telephones upon the premises set forth within any such document, and which License Agreements are more particularly scheduled on
SCHEDULE 3.16 attached hereto and by this reference made an integral part hereof.

         "SATX STOCK" means the shares of the $.001 par value common stock of Purchaser. The SATX Stock to be issued as part of the Purchase Consideration and upon the exercise of the Warrants shall not be registered under the Securities Act of 1933 or under any State's securities laws.

         "TELEPHONE" (collectively, the "Telephones") shall be any of the coin or credit card operated telephones or inmate telephones owned or operated by the Seller at the time of Closing, including, without limitation, those identified by installation location and telephone number set forth within the list of Assets set forth on Schedule 3.15, including any hardware, utility line, telephone line, enclosure, pedestal or any other personal property installed with any Telephone to the extent such property remained the property of the Telephone owner upon installation of any Telephone, and the uninstalled Telephones set forth on SCHEDULE 3.17.

        "TTC SHARES" means the Seven Thousand Eight Hundred (7,800) issued and outstanding shares of the $.01 par value common stock of the Company.

        "WARRANTS" are the warrants to purchase shares of SATX Stock that constitute a part of the Purchase Consideration to be delivered at Closing. Each Warrant shall carry the right to purchase one share of SATX Stock, upon satisfaction of the terms and conditions of the Warrant Agreement (the "Warrant Agreement") in the form attached hereto as EXHIBIT "A."

                                    ARTICLE 2

                           PURCHASE AND SALE OF STOCK

        2.1 PURCHASE AND SALE OF STOCK. Upon the terms and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Shareholders and the Shareholders and each of them agree to sell, transfer, assign and deliver to Purchaser at the Closing (as hereinafter defined) all of the TTC Shares.

        2.2 PURCHASE CONSIDERATION. The Purchase Consideration for the TTC Shares to be purchased hereunder shall, subject to adjustment as hereinafter provided be the following:

                  2.2.1 Three Million (3,000,000) shares of the SATX Stock shall be payable to the Shareholders at the exchange rate of 384.6154 shares of SATX Stock for each TTC Share delivered at Closing; plus

                  2.2.2 Warrants to purchase an additional Two Million (2,000,000) shares of SATX Stock at an exercise price of Thirty Cents ($0.30) per share and upon the terms and conditions of the Warrant Agreement. Such Warrants shall be payable to the Shareholders at the exchange rate of 256.4103 Warrants for each TTC Share delivered at Closing; plus

                  2.2.3 Warrants to purchase an additional One Million (1,250,000) shares of SATX Stock at an exercise price of Fifty Cents ($0.50) per share and upon the terms and conditions of the Warrant Agreement. Such Warrants shall be payable to the Shareholders at the exchange rate of 160.2564 Warrants for each TTC Share delivered at Closing; plus

                  2.2.4 Warrants to purchase an additional One Million Two Hundred Fifty Thousand (1,250,000) shares of SATX Stock at an exercise price of Seventy Cents ($0.70) per share and upon the terms and conditions of the Warrant Agreement. Such Warrants shall be payable to the Shareholders at the exchange rate of 160.2564 Warrants for each TTC Share delivered at Closing.

        Said SATX Stock and Warrants together with such other consideration hereinafter set forth is referred to herein as the "Purchase Consideration."

        2.3 PURCHASE CONSIDERATION ADJUSTMENTS.

                  2.3.1 Within thirty (30) days subsequent to Closing (as herein defined), Purchaser shall inspect all of the Telephones, which inspection right for the Telephones shall be exercised in accordance with Paragraph 14.1 hereof. Any adjustments to the Purchase Consideration necessitated by inspections conducted pursuant to Paragraph 14.1 hereof prior to the date of Closing, shall be made at Closing, or, if made subsequent to the date of Closing, shall be claims for indemnification pursuant to Article 4 hereof.

                  2.3.2 To the extent that, at the time of Closing, the Company shall have less than Two Hundred Thirty (230) Installed Lines, then the Purchase Consideration shall be reduced by the amount equal to Thirteen Thousand Fifty (13,050) shares of SATX Stock per Installed Line less than Two Hundred Thirty
(230) Installed Lines which the Shareholders have represented to be Installed Lines.

        2.4 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wagner, Johnston & Rosenthal, P.C., 3340 Peachtree Road, N.E., Suite 1200, Atlanta, GA at 10:00 a.m. Atlanta time, on September 6, 2001 (the "Closing Date"). The Closing shall not occur unless and until all deliveries required by this Agreement are made (or appropriately waived), and none of such actions shall be deemed to have been taken unless and until all of them have been taken (or the requirement that they be taken be appropriately waived).

                                    ARTICLE 3

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

        To induce Purchaser to enter into this Agreement, the Shareholders other than Vincent unless specifically so provided, jointly and severally do hereby warrant and represent to Purchaser, all of which representations and warranties are true as of the date hereof, shall be true and correct at all times prior to the Closing, shall be true and correct at Closing, and shall survive the Closing as follows:

        3.1 ORGANIZATION AND QUALIFICATION. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Texas (ii) is duly qualified as a foreign corporation and is in good standing in each of the jurisdictions identified in SCHEDULE 3.1, which are all jurisdictions where failure to so qualify would have a material adverse effect upon the Company or the operation of its business in such jurisdiction, and (iii) has the corporate power to own and lease its properties and to operate its business in all places where it does business. The Company has no subsidiaries. The Company's principal place of business is, and has been for the last five (5) years or if the Company has not done business for five (5) years, for the entire period that the Company has done business, in Tarrant County, Texas and the Company has not had any other offices, other corporate names or done business in any other names during said five (5) year period other than as disclosed on SCHEDULE 3.1.

        3.2 AUTHORIZATION. The execution and delivery of this Agreement has been duly authorized by the Board of Directors of the Company and its shareholders, all requisite corporate action having been taken by the Company to carry out the terms of this Agreement and, at Closing, the Company shall cause to be delivered to Purchaser a Secretary's Certificate which evidences such corporate actions.

        3.3 CORPORATE POWER; ENFORCEABILITY. The Company has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Company and the Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or the rights of creditors generally. No consents, approvals, authorizations or orders of any court or governmental or other agency or body or any third person whomsoever is required for the Company or the Shareholders to consummate or to cause to be consummated the transactions contemplated hereby, except for such consents, approvals or authorizations as the Shareholders shall obtain at his sole cost and expense.

        3.4 THE COMPANY ARTICLES OF INCORPORATION AND BYLAWS. Copies of the Articles of Incorporation and Bylaws of the Company, certified to be true, correct and complete by an executive officer of the Company, are attached hereto as SCHEDULE 3.4. There have been no changes in such Articles of Incorporation or Bylaws, other than as specifically provided for in this Agreement since the date of such certificates.

        3.5 CAPITALIZATION. The authorized capital stock of the Company consists of Ten Thousand shares of the $0.01 par value common stock of which only the TTC Shares are issued and outstanding. All of the TTC Shares are duly and validly authorized, issued and outstanding are fully paid and non-assessable and have been issued in compliance with applicable Federal and State Securities Laws. Two thousand two hundred shares of capital stock are held as treasury shares. There are no preemptive rights existing with respect to the capital stock of the Company and none of the TTC Shares were issued in violation of any preemptive rights. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the capital stock of the Company, and there are no outstanding securities or debt obligations of the Company convertible into or exchangeable for shares of capital stock of the Company. There are no agreements, commitments, restrictions or arrangements relating to ownership (including, without limitation, repurchase or redemption), voting or receipt of dividends or distributions in respect of any shares of the Company's capital stock. The Company has not declared or paid any capital dividend or made any other distribution in respect of the Company's capital stock. The Company has not done any of the following: (i) issued any shares of its capital stock or any other security; (ii) directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock; or (iii) issued to any person or entity any options, warrants or other rights to acquire any security of the Company.

        3.6 FINANCIAL STATEMENTS. Copies of financial statements for the company for the fiscal years ending December 31, 1999 and December 31, 2000, and unaudited financial statements for the seven (7) month period ending July 31, 2001, are attached hereto as SCHEDULE 3.6 (hereinafter referred to as the "Financial Statements of the Company"). All of the Financial Statements of the Company have been prepared in accordance with generally accepted accounting principles consistently applied, subject, in the case of interim financial statements, to normal year-end adjustments. With respect to the year end Financial Statements, such Financial Statements are in form sufficient to allow them to be audited within sixty (60) days following the Closing. The Financial Statements of the Company shall present fairly the financial condition of the Company as at the dates indicated and the results of its operations for the periods indicated.

        3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent specifically reflected or reserved against in the Financial Statements of the Company, the Company has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, arising out of transactions entered into, or any state of facts existing on or prior to the date of this Agreement, other than (i) liabilities and obligations specifically disclosed in this Agreement and (ii) liabilities and obligations arising in the ordinary course of business after the last date covered in the Financial Statements of the Company. Except as and to the extent specifically reflected or reserved against in the Projected Balance Sheet, the Company has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, known, unknown or otherwise.

        3.8 ABSENCE OF MATERIAL CHANGES. Since the date of the most recent balance sheet contained in the Financial Statements of the Company, except as disclosed in SCHEDULE 3.8, there has not been:

                  3.8.1 Any change in the financial condition, assets, liabilities or business of the Company, other than changes in the ordinary course of business, none of which has been materially adverse;

                  3.8.2 Any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, assets, business or financial condition of the Company;

                  3.8.3    Any guaranty of any kind whatsoever by the Company;

                  3.8.4 Any merger or consolidation or agreement to merge or consolidate with any other corporation (or any transaction having a similar effect) involving the Company or any acquisition of, or agreement to sell or acquire, any stock, business, property or assets of any other person, firm, association, corporation or other business organization, to which the Company was a party;

                  3.8.5 Any individual capital expenditure or commitment by the Company for additions to property, plant or equipment;

                  3.8.6 Any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute, or otherwise deal in or with products or services of the Company;

                  3.8.7 Any granting of a salary increase or authorization or payment of bonuses or other benefits payable or to become payable under any bonus, insurance, or other benefit plans to employees, officers or directors of the Company;

                  3.8.8 Any change in any method of accounting or accounting practice used by the Company;

                  3.8.9 The imposition of any lien, charge, encumbrance or claim upon any the Company Assets, except for any current year lien with respect to personal property taxes not yet due and payable;

                  3.8.10 Any loan or advance of monies from the Company to any person under any circumstance whatsoever except normal travel advances, or other reasonable expense advances to employees of the Company;

                  3.8.11 Any adverse action, ruling or order affecting the Company made or taken by a government agency.

        3.9 ACCOUNTS RECEIVABLE. The accounts receivable of the Company as reflected in the Financial Statements of the Company, to the extent uncollected on the date thereof, and the accounts receivable reflected on the books of the Company on the date hereof are, and those existing on the Closing Date will be valid, existing and fully collectible and represent monies due for services rendered or goods sold, leased and delivered; and there is not on the date hereof, and will not be on the Closing Date, any refunds, discounts or other adjustments payable in respect to any of such accounts receivable and no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties with respect to such accounts receivable on or affecting any portion thereof. A complete and accurate list of all of the accounts receivable of the Company as of the date hereof is set forth on
SCHEDULE 3.9.

        3.10 TAXES. Except as disclosed on SCHEDULE 3.10 hereof, the Company has paid currently as due all taxes levied or imposed including, without limitation, the following: all sales and use taxes; utility franchise taxes; gross receipts taxes; real and personal property ad valorem taxes; employment taxes, including, without limitation, FICA and FUTA taxes, and any other state and federal withholding taxes; unemployment taxes; worker's compensation taxes; federal, state, and local income taxes; business license taxes; and all other taxes due and payable or to become payable by the Company (hereinafter collectively referred to as the "Company's Taxes"). Except as disclosed on SCHEDULE 3.10, none of the Company's Taxes are delinquent or constitute a lien against it, except for the current year's ad valorem taxes not yet due and payable. All federal, state or other tax returns required to be filed with respect to the Company's Taxes have been correctly and timely filed, and the information contained in said tax returns is complete, true and accurate in all respects, and the Company has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except for such taxes as are not due or which are being contested in good faith by the Company by appropriate proceedings and as are disclosed on SCHEDULE 3.10 hereof. The Company has not received any assessments nor notices of deficiency or other adjustment from the Internal Revenue Service or any state or local taxing authority with respect thereto which have not been paid in full.

        3.11 LABOR ACTIVITY. Neither the Company, nor any predecessor to the business of the Company, has been the subject of any union activity or labor dispute, and there has not been any strike of any kind called, or threatened to be called against it. The Company has not violated any applicable Federal or State laws or regulations relating to labor or labor practices, which violation has had or shall have a material adverse effect upon the business of the Company. The Company is not currently a signatory to a collective bargaining agreement with any union.

        3.12 PENDING ACTIONS. Except as disclosed in SCHEDULE 3.12, there are no actions, suits, investigations or proceedings pending or threatened against the Company, at law, in equity or otherwise before any court, arbitrator, or administrative or governmental body or agency, which involve the possibility of adversely affecting the Company Assets, profits or condition (financial or otherwise) of the Company. The Company is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

        3.13 COMPLIANCE WITH LAWS. The conduct of the Company's business is, and has been, in compliance with all Federal, State and local laws, statutes, tariffs, ordinances, rules and regulations including, without limitation, all requirements imposed by state public service commissions or other similar agencies and the Federal Communications Commission. The Company is registered with the Public Service Commission or other similar agency for each of the jurisdictions identified on SCHEDULE 3.1, which constitute all of the jurisdictions where registration is required. The conduct of the Company's business is, and has been, in compliance with all orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental authority applicable thereto, except for such violations as would not have a material adverse effect upon the business or the financial condition of the Company or the operation of the Telephones. The Company holds all licenses, certificates, permits, franchises and rights from all appropriate Federal, State, County, Municipal and other public authorities necessary for the conduct of its business and the use of its assets in such business.

        3.14 NO CONFLICTS. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of the Company; (ii) result in a violation of any law, statute, ordinance, rule, regulation, order, writ, injunction, decree or award of any court or governmental authority or body having jurisdiction over the Company; or (iii) violate or constitute an occurrence of default under the provisions of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligation under any mortgage, deed of trust, conveyance to secure debt, note, loan, security agreement, lien, lease, License Agreement, agreement, contract, instrument, license, certificate, permit, franchise or right held by the Company, or other material arrangement to which the Company is party or by which it is bound.

        3.15 THE TELEPHONES. The Installed Telephones are identified by installation location and telephone number within SCHEDULE 3.15. All of the Telephones are personal property and are not attached or affixed to realty in such a manner so as to constitute a fixture for any purpose. The Telephones are in existence, are in good working order and operable, are mechanically sound and conform to all applicable laws, rules, regulations and orders and no notice of any violations of any such laws, rules, regulations or orders has been received by the Company. The information regarding the Telephones contained within
SCHEDULE 3.15 is correct and complete in all respects.

        3.16 LICENSE AGREEMENTS. SCHEDULE 3.16 hereof contains a true and accurate list of all License Agreements and installed lines pursuant to each License Agreement. With respect to each of the License Agreements:

                  3.16.1 The License Agreements are valid and existing agreements, have not been assigned by the Company to any other party, are in full force and effect and binding in accordance with their respective terms;

                  3.16.2 The Company is not in default under or in breach of any of the terms or conditions of any License Agreement, nor is any other party thereto in default under or in breach of any of the terms or conditions thereof, nor have any events occurred which, with the passage of time or the giving of notice, or both, would constitute defaults thereunder;

                  3.16.3 The Company has not received any notice, whether oral or written, that any party to any of the License Agreements intends to terminate any such License Agreement;

                  3.16.4 The License Agreements have the expiration dates listed on SCHEDULE 3.16;

                  3.16.5 There are no outstanding options or rights of first refusal giving any party including, without limitation, any Customer, the right to purchase any of the Telephones; and

                  3.16.6 The License Agreements constitute the sole and entire agreement between the Company, and each of the Customers and there are no other agreements between or among said parties with respect to the Telephones.

        3.17 OTHER ASSETS. The Company has good and marketable title to all of the Company Assets which, at Closing, shall be free and clear of all mortgages, security interests, liens, pledges, restrictions, options, encumbrances, leases and leasehold interests of every kind or nature whatsoever, with the exception only of encumbrances created by the License Agreements and indebtedness to Lilly Beter Capital Group, Ltd. in an amount not to exceed the principal amount of Two Hundred Thousand and No/100 Dollars ($200,000.00). A complete and accurate list of all the Company Assets other than the Installed Telephones and License Agreements is set forth in SCHEDULE 3.17.

        3.18 CONTINUATION OF BUSINESS RELATIONSHIPS. There exists no actual or threatened terminations, cancellations or limitations of, or any modification or change in (i) the current business relationship of the Company with any material Customer or group of Customers whose business is material to the operation of the Company's business; or (ii) the current business relationship of the Company with any material supplier, and the Company has no reason to believe that any such Customers or suppliers shall not continue a business relationship with the Company subsequent to the Closing on a basis no less favorable than that heretofore conducted; and (iii) to the Company's and the Shareholders's knowledge, there exists no other condition or state of facts or circumstances which would adversely affect the Company's business or prevent the Company from conducting such business after the Closing on a basis no less favorable than that in which has heretofore been conducted by the Company.

        3.19 INTANGIBLE PROPERTY. SCHEDULE 3.19 sets forth a complete and accurate list and description of (i) all trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, inventions, patents and patent applications owned by the Company and the jurisdiction in or by which such trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, patents and patent applications have been registered, filed or issued, (ii) all trade names owned or used by the Company; and (iii) all contracts, agreements or understandings pursuant to which the Company has authorized any person to use or any person has the right to use, in any business or commercial activity, any of the items listed in clauses (i) and (ii) above that are owned by the Company.

        3.20 LEASES. SCHEDULE 3.20 contains a list of each lease, sublease or other understanding pursuant to which the Company leases or subleases any real or personal property, either as lessor or lessee. Each lease or sublease referred to is a valid and binding agreement of all parties thereto, enforceable in accordance with its terms, and there is not under any such lease or sublease any existing default or any condition, event or act which with notice or lapse of time or both would constitute a default, by the Company or any other party thereto of a material provision thereof.

        3.21 EMPLOYEE BENEFIT PLANS. As used in this Agreement, the term "Employees of the Company" means, (i) all active or former employees or directors of the Company, (ii) all employees of the Company who, as of the Closing Date, are on workers' compensation, military leave, other approved leaves of absences, long-term or short-term disability, non-occupational disability and employees on layoff with recall rights, (iii) all individuals who are covered under any "Employee Benefit Plan" (as such term is hereinafter defined) as a result of previously being described in (i) or (ii) above, and
(iv) beneficiaries or dependents under any Employee Benefit Plan of anyone described in (i) through (iii) above.

                  3.21.1 SCHEDULE 3.21.1 sets forth a list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement, whether written or oral (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, or which has been approved before the date hereof but is not yet effective, for the benefit of any Employee of the Company or with respect to which the Company has or has had any obligation, and any Employee Benefit Plan that was maintained since the organization of the Company with respect to which the Company has any obligation. Except as disclosed on SCHEDULE 3.21.1, there are no other benefits to which any Employee of the Company is entitled or for which the Company has any obligation.

                  3.21.2 The Company has delivered to Purchaser with respect to each Employee Benefit Plan, true and complete copies of (i) the documents embodying and relating to the plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks, (ii) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three (3) years for the plan and any related trust, (iii) actuarial valuation reports and financial statements for the last three years, and (iv) each communication involving the plan or any related trust to or from the Internal Revenue Service ("IRS"), Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or any other governmental authority including, without limitation, the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

                  3.21.3 The Company has no obligation to contribute to or provide benefits pursuant to, nor has it ever maintained or contributed to, and it has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code), (iii) a plan intended to be, or represented to be, described in Section 401(a) of the Code, (iv) a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code), or (v) a plan subject to Parts 2, 3 or 4 of Subtitle B of Title I of ERISA. No "ERISA Affiliate" (as that term is hereinafter defined) has any obligation to contribute to or provide benefits pursuant to, or has any other liability of any kind with respect to, a multiemployer plan or a plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA. As used in this Agreement the term "ERISA Affiliate" means any trade or business (other than the Company) whether or not incorporated, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes the Company.

                  3.21.4 The Company is not liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan maintained, sponsored or contributed to by an ERISA Affiliate (if a like definition of Employee Benefit Plan were applicable to the ERISA Affiliate in the same manner as it applies to the Company).

                  3.21.5 SCHEDULE 3.21.1 lists the name of each Employee of the Company who has experienced a "Qualifying Event" (as defined in Section 4980B of the Code and Section 601, et seq. of ERISA) (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA") with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage.

                  3.21.6 With respect to each Employee Benefit Plan and except as otherwise set forth on SCHEDULE 3.21.1:

                                 (i) no claim, lawsuit, arbitration or other
action has been asserted or instituted or threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, the Company, any Employee of the Company or any of the assets of the Employee Benefit Plan or any related trust;

                                 (ii) the Employee Benefit Plan complies with
and has been maintained and operated in all material respects in accordance with its respective terms and the terms and the provisions of applicable law, including, without limitation, ERISA and the Code (including rules and regulations thereunder);

                                 (iii) the Employee Benefit Plan is not under
audit or investigation by the IRS or the DOL or any other governmental authority, and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty; and

                                 (iv) each Employee Benefit Plan may be
unilaterally terminated by the Company on not more than ninety (90) days written notice with no further liability to the Company.

                  3.21.7 The consummation of the transactions contemplated by this Agreement will not give rise to any liability for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Employee of the Company. No amounts payable under any Employee Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  3.21.8 Except as set for on SCHEDULE 3.21.1, no Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any Employee Benefit Plan qualified under Section 401(a) of the Code) to any Employee of the Company who, at the time the benefit is to be provided, is a former director or employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such person), or any other Employee of the Company, nor have any representations, agreements, covenants or commitments been made to provide such benefits.

                  3.21.9 Any contribution, bonus contingency, vacation liability, sick pay liability, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any Employee Benefit Plan which is attributable to any period or any portion of any period prior to Closing shall be reflected as a liability on the Projected Balance Sheet.

        3.22 EMPLOYEES; COMPENSATION. SCHEDULE 3.22 contains the following: (i) a list of the employees of the Company (and their job titles) as of the date hereof and (ii) a schedule of the compensation (including bonus arrangements or commitments) currently being paid to all of such employees.

        3.23 BANK ACCOUNTS. SCHEDULE 3.23 sets forth a complete and accurate list of each bank or financial institution in which the Company has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

        3.24 INSURANCE POLICIES. SCHEDULE 3.24 sets forth a complete and accurate list and description of all insurance policies in force naming the Company or the Employees of the Company as an insured or beneficiary or as a loss payable payee or for which the Company has paid or is obligated to pay all or part of the premiums, excluding product liability coverage. There are no pending claims against such insurance by the Company as to which insurers have denied liability, and, to the best knowledge of the Company and the Shareholders, there exists no material claim under such insurance that has not been properly filed by the Company.

        3.25 CONTRACTS. SCHEDULE 3.25 contains a list of all contracts, agreements or other commitments which are material to the operation of the Company, to which the Company is a party, which have not been specifically referenced herein. True and correct copies of each such contract have been provided to Purchaser prior to the date hereof. The Company is not in default in connection with any such contract, agreement or other commitment to which it is a party or by which it is bound; there is no outstanding notice of cancellation or termination in connection therewith; and each such agreement is in full force and effect in accordance with its terms.

        3.26 OTHER CONTRACTS. Except as set forth elsewhere in this Agreement or in SCHEDULE 3.26:

                  3.26.1 The Company has no agreement or contract the loss or breach of which would have an adverse effect upon its business, operations or prospects;

                  3.26.2 There are no contracts or commitments of the Company that are not terminable at will and without liability or penalty to the Company;

                  3.26.3 The Company has no outstanding contract, written or oral, with any officer, employee, agent, consultant, advisor, salesman, manufacturer's representative, distributor, dealer, subcontractor, or broker that is not terminable by the Company on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind to the Company or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                  3.26.4 Except for negotiable instruments in the process of collection, the Company has no power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity;

                  3.26.5 There is no lease, sublease, contract, agreement or other arrangement of any kind whatsoever entered into by the Company with any person who is an officer or director of the Company or any "affiliate" (as such term is defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933) of any such person, or any officer or director of any such person; and

                  3.26.6 The Company is not subject to any contract or agreement containing covenants limiting its freedom to compete in any line of business.

        3.27 CONTRACTS OR ORDERS FOR PURCHASE OF MATERIALS. The Company shall deliver to Purchaser for review, true and accurate originals or photocopies of contracts or orders entered into by the Company for the purchase of materials and/or equipment relating to its business, which orders and contracts are listed on SCHEDULE 3.27. There are no other contracts or orders for the purchase of materials and/or equipment to which the Company is a party, except as listed on said SCHEDULE 3.27.

        3.28 TTC SHARES. SCHEDULE 3.28 sets forth the number of TTC Shares owned by each of the Shareholders and as shown in said Schedule, each of the Shareholders is the record and beneficial owner of the TTC Shares shown to be so owned, free and clear of all liens of any kind whatsoever. Each Shareholder has and will have at the Closing full legal power, right and authority and all authorizations and approvals required to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and to surrender the Certificates to his TTC Shares free and clear of all liens. This Agreement has been duly and validly executed and delivered by each of the Shareholders and, this Agreement constitutes a valid and binding agreement of the Shareholders enforceable against each of them in accordance with its terms. Additionally, Vincent makes the representations and warranties set forth in this Paragraph 3.28 with respect to the TTC Shares shown to be owned by Vincent.

         3.29 Attached hereto as SCHEDULE 3.29, is a true and complete copy of that certain Special Zero Plus - Zero Minus Billing and Information Management Services Agreement by and between Billing Concepts, Inc. d/b/a Zero Plus Dialing and Total Telephone Concepts, Inc. dated August 20, 2001 (the "Billing Agreement"). The Billing Agreement is: (i) the only written Agreement between the Company and any third parties with respect to the provision of billing and collection services to the Telephones; and (ii) a valid and binding Agreement in full force and effect and binding in accordance with its terms. The Company is not in default under, or in breach of any of the terms or provisions of the Billing Agreement, nor have any events occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company thereunder. The Company is entitled to receive all commissions and other amounts payable in connection with the Billing Agreement and has not assigned any of its rights to receive such amounts to any other party.

        3.30 NO MATERIAL OMISSION. No representation or warranty made by the Company and the Shareholders in this Agreement, nor any statement, certificate or schedule specifically required to be furnished to Purchaser hereunder contains or will contain any untrue statement of material fact, and are true and correct in all material respects.

        3.31 RELIANCE ON REPRESENTATION AND WARRANTIES. The foregoing representations and warranties are made by the Shareholders with the knowledge and expectation that Purchaser is placing reliance thereon, and to induce Purchaser to enter into this Agreement.

                                    ARTICLE 4
                                    ---------

                         SURVIVAL OF REPRESENTATIONS AND
                WARRANTIES OF THE SHAREHOLDERS; INDEMNIFICATION.

        4.1 The representations and warranties made by the Shareholders herein shall survive the consummation of the transactions contemplated herein, notwithstanding any investigation or examination made for or on behalf of Purchaser.

        4.2 The Shareholders, shall indemnify, defend and hold Purchaser, harmless at all times from and after the date of this Agreement against and in respect of the following:

                  4.2.1 Any damage, cost, expense, payment, liability, loss or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of the Company or the Shareholders under this Agreement or from any misrepresentation in or an omission from any certificate or other instrument furnished or to be furnished to Purchaser in connection with the transactions provided for in this Agreement;

                  4.2.2 Any Company Taxes for any period ending on or before the Closing Date which were not paid prior to the Closing Date or accrued or reserved in the Projected Balance Sheet or the Financial Statements of the Company (other than tax accruals reflecting timing differences);

                  4.2.3 Any liabilities and obligations of the Company of any nature, whether accrued, contingent, known, unknown, absolute or otherwise, which liabilities and obligations are not specifically set forth in the Projected Balance Sheet or the Financial Statements of the Company; and

                  4.2.4 All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and court costs, incident to the foregoing matters. No right or remedy conferred in this
Article 4 is intended to be exclusive of any other remedy available, now or hereafter, at law or in equity or otherwise.

        4.3 Purchaser shall give the Shareholders prompt written notice of any claim, suit or demand which Purchaser believes gives rise to indemnification by the Shareholders pursuant to this Agreement (hereinafter referred to as "Purchaser's Notice"), and the Shareholders shall have the right to attempt to settle, defend and/or direct the defense of any such claim, suit or demand, at their expense and with counsel of their own choosing, which counsel shall be reasonably satisfactory to Purchaser. In the event that the Shareholders choose to attempt to settle or defend any such claim, suit or demand, then they shall not be obligated to pay to Purchaser any sum otherwise due to Purchaser pursuant to this Paragraph until the final resolution of such claim, suit or demand; provided, however, that the Shareholders shall at all times be obligated to diligently attempt to settle, pursue and/or defend such claim, suit or demand until its final resolution; and provided, further, that upon such final resolution, the Shareholders shall pay to Purchaser, upon demand, the full amount to be paid, if any, pursuant to this Paragraph. If such amount is not so paid upon demand, then Purchaser shall have all rights available to it at law or in equity, including, without limitation, Purchaser is hereby granted the contractual right to setoff any such sums against sums otherwise owed by Purchaser to the Shareholders under this Agreement or otherwise, including, without limitation against the Warrants.

        In the event that the Shareholders shall fail to or determine not to attempt to defend, settle and/or direct the defense of any such claim, suit or demand within fifteen (15) days of Purchaser's Notice, or if the Shareholders shall commence to defend or attempt to settle such claim and shall not thereafter pursue such settlement or defense diligently, then Purchaser may take up the defense of such claim and the Shareholders shall tender to Purchaser, upon demand, all sums paid by Purchaser to defend and/or compromise or settle such claim. If such amount is not so paid upon demand, then Purchaser, in addition to all other rights or remedies available to it at law or in equity, is hereby granted the contractual right to setoff any such sums against sums otherwise owed by Purchaser to the Shareholders under this Agreement or otherwise, including, without limitation against the Warrants.

         4.4 The provisions of Paragraphs 4.2 and 4.3 notwithstanding, the indemnification provided by the Shareholders who are not also Management Shareholders shall be limited to the value of the SATX Stock and the Warrants received by such non-Management Shareholders. Additionally, indemnification by Vincent is limited to a breach by Vincent of his representations and warranties set forth in Paragraph 3.28.

                                    ARTICLE 5
                                    ---------

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        To induce the Company and the Shareholders to enter into this Agreement, Purchaser does hereby warrant and represent to the Company and the Shareholders, all of which representations and warranties are true as of the date hereof, shall be true and correct at all times prior to the Closing, shall be true and correct at Closing, and shall survive the Closing as follows:

        5.1 ORGANIZATION AND QUALIFICATION. Purchaser (i) is duly organized, validly existing and in good standing under the laws of the State of Nevada,
(ii) is duly qualified as a foreign corporation and is in good standing in each of the jurisdictions where failure to so qualify would have a material adverse effect upon Purchasers ability to conduct its business, and (iii) has the corporate power to own and lease its properties and to operate its business in all places where it does business.

        5.2 AUTHORIZATION. The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Purchaser, all requisite corporate action having been taken by such corporations to carry out the terms of this Agreement and, at Closing, Purchaser shall cause to be delivered to the Shareholders a Secretary's Certificate which evidences such corporate actions.

        5.3 CORPORATE POWER; ENFORCEABILITY. Purchaser has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or the rights of creditors generally. No consents, approvals, authorizations or orders of any court or governmental or other agency or body or any third person whomsoever is required for Purchaser to consummate or to cause to be consummated the transactions contemplated hereby, except for such consents, approvals or authorizations as Purchaser shall obtain at its sole cost and expense.

        5.4 NO MATERIAL OMISSION. No representation or warranty made by Purchaser in this Agreement, nor any statement, certificate or schedule specifically required to be furnished to the Shareholders hereunder contains or will contain any untrue statement of material fact, and are true and correct in all material respects.

        5.5 RELIANCE ON REPRESENTATION AND WARRANTIES. The foregoing representations and warranties are made by Purchaser with the knowledge and expectation that the Shareholders is placing reliance thereon, and to induce the Shareholders to enter into this Agreement.

                                    ARTICLE 6
                                    ---------

                             SURVIVAL OF PURCHASER'S
                REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

        6.1 The representations and warranties made by Purchaser herein shall survive the consummation of the transactions contemplated herein, notwithstanding any investigation or examination made for or on behalf of the Shareholders.

        6.2 Purchaser shall indemnify, defend and hold the Shareholders harmless at all times against and in respect of:

                  6.2.1 Any damage, cost, expense, payment, liability, loss or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Purchaser under this Agreement or from any misrepresentation in or an omission from any certificate or other instrument furnished or to be furnished by Purchaser in connection with the transactions provided for in this Agreement;

                  6.2.2 All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and court costs, incident to the foregoing matters. No right or remedy conferred in this
Article 6 is intended to be exclusive of any other remedy available, now or hereafter, at law or in equity or otherwise.

        The Shareholders shall give Purchaser prompt written notice of any claim, suit or demand which the Shareholders believe gives rise to indemnification by Purchaser pursuant to this Agreement (hereinafter referred to as "the Shareholder's Notice"). Purchaser shall have the right to attempt to settle, defend and/or direct the defense of any such claim, suit or demand, in its name, at its sole expense and with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Shareholders. In the event that Purchaser chooses to attempt to settle or defend any such claim, suit or demand, then it shall not be obligated to pay to the Shareholders any sum otherwise due to the Shareholders pursuant to this Paragraph 6.2 until the final resolution of such claim, suit or demand; provided, however, that Purchaser shall at all times be obligated to diligently attempt to settle, pursue and/or defend such claim, suit or demand until its final resolution; and provided, further, that upon such final resolution, Purchaser shall be obligated to promptly satisfy such claim pursuant to the terms of such final resolution and if Purchaser shall fail to so satisfy such claim the Shareholders may satisfy such claim in accordance with such final resolution, whereupon Purchaser shall, upon demand, pay to the Shareholders the full amount to be paid pursuant to this Paragraph. If such amount is not so paid upon demand, then the Shareholders shall have all rights available to them at law or in equity, including, without limitation, the Shareholders are hereby granted the contractual right to setoff any such sums against sums otherwise owed by the Shareholders to Purchaser under this Agreement or otherwise.

                   In the event that Purchaser shall fail to or determine not to attempt to defend, settle and/or direct the defense of any such claim, suit or demand within fifteen (15) days of the Shareholder's Notice, or if Purchaser shall commence to defend or attempt to settle such claim and shall not thereafter pursue such settlement or defense diligently, then the Shareholders may take up the defense of such claim and Purchaser shall tender to the Shareholders, upon demand, all sums paid by the Shareholders to defend and/or compromise or settle such claim. If such amount is not so paid upon demand, then the Shareholders, in addition to all other rights or remedies available to them at law or in equity, is hereby granted the contractual right to setoff any such sums against sums otherwise owed by the Shareholders to Purchaser under this Agreement or otherwise.

                                    ARTICLE 7
                                    ---------

       COVENANTS AND OTHER AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS

        7.1 CUSTOMER ESTOPPEL CERTIFICATES. (intentionally omitted)

        7.2 ACCESS TO RECORDS. During the period prior to Closing, the Company shall allow Purchaser and its counsel and representatives full access during normal business hours to all books, records, files, documents, assets, properties, contracts and agreements of the Company (hereinafter sometimes referred to as the "Business") and shall furnish Purchaser, its counsel and representatives during such period with all information concerning the affairs of the Company which any of them may reasonably request.

        7.3 COVENANT NOT TO COMPETE. At Closing, each of the Management Shareholders shall enter into a Covenant Not to Compete Agreement with Purchaser, which Covenant Not to Compete shall prohibit the Management Shareholders from engaging in the pay telephone and inmate telephone business within the States of Arizona, Georgia, Tennessee, Texas, Oregon, Nevada and Louisiana or soliciting pay telephone or inmate telephone business from any Customer of Purchaser under the License Agreements, for a period of five (5) years from the date of Closing (hereinafter referred to as the "Covenant Not to Compete Agreements") The Covenant Not to Compete Agreement with Bono shall provide for the payment of additional consideration of One Hundred Thousand and No/100 Dollars ($100,000.00) payable in twelve monthly installments of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) commencing on the first day of the month on the first full month following the Closing.

        7.4 NOTIFICATION OF CHANGES. During the period prior to Closing, the Company and the Management Shareholders shall promptly notify Purchaser, in writing, of any material change in the method of conducting the operations of the Business, any damage to or loss to any material assets, or the institution of or threat of institution of any litigation, or any change in the Company's financial condition, business, property or assets which material change adversely affects the conduct of its business.

        7.5 KEY PERSONNEL. At Closing, Bono and Burgess shall enter into employment agreements with the Company upon such terms and conditions as shall be mutually acceptable to Purchaser and such employees. The compensation package for key employees shall include the right to be granted options to purchase an aggregate (as to all key employees of the Company) of up to one million SATX Shares. Options shall be granted upon the recommendation of the executive officers of the Company, only after approval by the Board of Directors of the Company.

        7.6 SHAREHOLDER ESTOPPEL CERTIFICATES AND INVESTMENT AGREEMENTS. At Closing, each of the Shareholders shall provide a written acknowledgement to Purchaser in form acceptable to Purchaser's counsel (the Shareholder Estoppel Certificates") stating that such shareholder understands the terms and conditions of the transaction and has had an opportunity to obtain the assistance of legal counsel in connection with the transactions contemplated hereby. In addition, at Closing each Shareholder shall execute and deliver an Investment Agreement containing terms reasonably acceptable to Purchaser's counsel evidencing each such shareholder's investment intent (the "Investment Agreements").

        7.7 EMPLOYEE ESTOPPEL CERTIFICATES. At or prior to Closing, the Company shall deliver to Purchaser written acknowledgements from each current employee of the Company (the "Employee Estoppel Certificates") confirming the representations made by the Shareholders hereunder with regard to status of salary, wages, sick leave, vacation time due and any other matters relating to such employee's employment with the Company including the absence of any promise of future salary or wage increases.

        7.8 AUDIT OF FINANCIAL STATEMENTS. Within sixty (60) days following the Closing, the Company shall cause the December 31, 1999 and December 31, 2000 Financial Statements to be audited by Grassi & Co. or some other certified public accountants designated by Purchaser.

                                    ARTICLE 8
                                    ---------

                   COVENANTS AND OTHER AGREEMENTS OF PURCHASER

        8.1 EMPLOYMENT AGREEMENTS. At Closing, Purchaser agrees to cause the Company to enter into the employment agreements provided for in Paragraph 7.5 hereof.

        8.2 EXPENSES OF TRANSACTION. To the extent approved by Purchaser, the costs and expenses incurred by the Company and the Shareholder's in connection with the transactions contemplated by this Agreement may be carried forward as liabilities of the Company subsequent to Closing. Any such costs and expenses not approved by Purchaser shall be paid by the Shareholders other than Vincent. Vincent has retained his own counsel and Vincent shall be responsible for the payment of the legal fees of his counsel.

                                    ARTICLE 9
                                    ---------

                    OPERATION OF THE BUSINESS PENDING CLOSING

        From the date of this Agreement to the Closing, the Company and the Shareholders other than Vincent agree to conduct the Business in the manner in which same is presently conducted and to abide by the following:

        9.1 The Company shall operate its business in the usual, ordinary manner, and to the extent consistent with such operation, use its best efforts to (i) preserve its business organization intact; (ii) preserve its present relationship with suppliers, lessors, Customers and all of the persons having business dealings with it; and (iii) maintain in force all insurance policies currently in effect with respect to the business.

        9.2 The Company shall maintain its books, accounts and records in the usual and ordinary manner and the Company shall furnish to Purchaser, on a monthly basis, monthly financial statements subsequent to July 31, 2001. The representations and warranties regarding the Financial Statements of the Company shall apply to the monthly financial statements delivered by the Company to Purchaser pursuant to this Paragraph;

        9.3 The Company shall so conduct its affairs so that all representations and warranties herein will be true and correct at the Closing;

        9.4 The Company shall make no sale of any of its assets or consent to the placement of any liens thereon;

        9.5 The Company shall make no change in the level of compensation payable to any present employee, nor consent to the improvement of employment benefits paid to any such employees;

        9.6 The Company shall maintain all of the Company Assets in good repair, order and condition;

        9.7 The Company shall not incur any liabilities or obligations, except in the ordinary course of its business; and

        9.8 The Company shall continue to timely pay all of the expenses incurred in connection with the operation of its business, including, without limitation, telephone bills and Customer commissions.

                                   ARTICLE 10
                                   ----------

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

        The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby at Closing are subject, in the discretion of Purchaser, to the fulfillment, at or prior to Closing, of each of the following conditions:

        10.1 All representations and warranties of the Shareholders herein shall be true and correct as of Closing, and Purchaser shall have received a certificate at Closing from an executive officer of the Company and the Shareholders to that effect.

        10.2 With the sole exception of the lien securing the $200,000 loan from Lilly Beter Capital Group, Ltd., there shall be no liens or other rights of third parties against the Company Assets as of Closing.

        10.3 The Company and the Shareholders shall have performed or cause to be performed all obligations and agreements and have complied or caused to be complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to Closing.

        10.4 Since the execution of this Agreement through the date of Closing, the Company shall not have suffered, in the reasonable judgment of Purchaser, any change in the Company's financial condition, business, property or assets which adversely affects the conduct of its business or its condition, financial or otherwise.

        10.5 Neither the Company nor Purchaser shall have received complaints from any Customers relating to the Company's operation of the Telephones and/or payment of commissions, which complaints, in Purchaser's reasonable discretion, could result in the Customer demanding that the Telephone(s) be removed from said Customer's location.

        10.6 At the time of Closing, the Company shall have not less than Two Hundred Thirty (230) Installed Lines with a remaining term of not less than twenty-four (24) months subsequent to the date of Closing.

        10.7 The Installed Lines at each Customer facility shall have an average Contribution Margin of One Hundred Twenty-Five and No/100 Dollars ($125.00) per month per Installed Line for the three month period of April, May and June 2001.

        10.8 Purchaser shall have concluded its due diligence examinations and inquiries into the business, properties, assets, affairs and operations of the Company, which shall be of a nature normally conducted by purchasers in similar transactions, and Purchaser shall have been satisfied with the results of such due diligence examination.

        10.9 The Company shall have spare parts inventory with a value of not less than One Thousand and No/100 Dollars ($1,000.00).

        10.10 The Purchaser shall have confirmed that the change of control that will result at Closing shall not cause a revocation of any required certification or approval of any Public Service Commission, Public Utilities Commission, or other similar agency whose certification or approval is required to operate the Telephones.

                  In the event that each and every one of these conditions precedent to the obligations of Purchaser shall not have been satisfied, to the reasonable satisfaction of Purchaser, prior to or at the date of Closing, or as to any unsatisfied condition, Purchaser shall not have agreed, in writing, to waive same, then Purchaser shall thereupon have the right to notify the Company and the Shareholders that any or all of such conditions have not been satisfied, whereupon Purchaser shall have the right to pursue any and all rights and remedies available to them at law or in equity arising therefrom, including, without limitation, terminating this Agreement.

                                   ARTICLE 11
                                   ----------

                           CONDITIONS PRECEDENT TO THE
                 OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

        The obligations of the Company and the Shareholders under this Agreement to consummate the transactions contemplated hereby at Closing are subject, in the discretion of the Shareholders and the Shareholders, to the fulfillment, at or prior to Closing, of each of the following conditions:

        11.1 All representations and warranties of Purchaser as set forth herein shall be true and correct as of Closing, and the Shareholders shall have received a certificate at Closing from an executive officer of Purchaser to that effect.

        11.2 All consents and approvals required to have been obtained by Purchaser in order to consummate the transactions herein shall have been so obtained, shall be in full force and effect at Closing and shall be delivered to the Shareholders at Closing, which consents and approvals shall be in form and content satisfactory to the Shareholders.

        11.3 Purchaser shall have performed or caused to be performed all obligations and agreements and complied or caused to be complied with all covenants and conditions contained in this Agreement to be performed or complied with by them at or prior to Closing.

        In the event that each and every one of these conditions precedent to the obligations of the Company and the Shareholders shall not have been satisfied, to the reasonable satisfaction of the Company and the Shareholders, prior to or at the date of Closing, or as to any unsatisfied condition, the Company and the Shareholders shall not have agreed, in writing, to waive same, then the Company and the Shareholders shall thereupon have the right to notify Purchaser that any or all of such conditions have not been satisfied, whereupon the Company shall have the right to pursue any and all rights and remedies available to them at law or in equity arising therefrom, including, without limitation, terminating this Agreement.

                                   ARTICLE 12
                                   ----------

                             TRANSACTIONS AT CLOSING

        12.1 THE COMPANY AND THE SHAREHOLDERS DELIVERIES. At Closing, the Company and the Shareholders shall execute (where appropriate) and deliver to
Purchaser:

                   12.1.1 A Covenant Not to Compete Agreement executed by the Management Shareholders as required pursuant to the terms of Paragraph 7.3 hereof;

                   12.1.2 All certificates required to be delivered by the Company pursuant to the terms of this Agreement;

                   12.1.3 The legal opinion of the Shareholders' counsel, in form and substance satisfactory to Purchaser's counsel;

                   12.1.4 Stock certificates representing all of the TTC Shares, duly endorsed to Purchaser;

                   12.1.5 All credit cards, checkbooks, books of account, ledgers, business records, files, documents, keys and other materials of whatever kind or nature whatsoever in the possession of the Company or the Shareholders, which bear, either directly or indirectly, upon the Company's business and the conduct thereof;

                   12.1.6 The Shareholder Estoppel Certificates executed by each of the Shareholders;

                   12.1.7 The Investment Agreements executed by each of the Shareholders; and

                   12.1.8 The Employee Estoppel Certificates executed by each of the current employees of the Company.

        12.2 PURCHASER DELIVERIES. At Closing, Purchaser shall deliver, or cause to be delivered to the Shareholders:

                   12.2.1 The Purchase Consideration; and

                   12.2.2 Written instructions to its transfer agent directing the transfer agent to issue SATX Stock certificates as follows: Bono - 2,145,000 shares; Burgess - 328,846 shares; Roark - 250,000 shares; Vincent - 180,000 shares; Austin - 96,154 shares.

                                   ARTICLE 13
                                   ----------

                                    DEFAULTS

        13.1 THE COMPANY OR THE SHAREHOLDERS DEFAULT. In the event that any representation or warranty made by the Shareholders herein shall be false when made, shall become false prior to Closing, or the Company or the Shareholders fail to comply with or perform any of the covenants, agreements or obligations to be performed by the Company or the Shareholders prior to Closing under the terms and provisions of this Agreement, then the Company or the Shareholders prior to Closing shall be deemed to be in default hereunder, whereupon Purchaser shall be entitled to, at all times prior to Closing:

                   13.1.1 Exercise any and all rights and remedies available to Purchaser at law or in equity, including without limitation, the enforcement of specific performance of the Company's obligations under this Agreement; or

                   13.1.2 Purchaser shall be entitled, upon giving written notice to the Company and the Shareholders, as herein provided, to terminate this Agreement.

        13.2 PURCHASER DEFAULT. In the event that any representation or warranty made by Purchaser shall be false when made, become false during the term hereof, or if Purchaser fails to comply with or perform any of the covenants, agreements or obligations to be performed prior to Closing by Purchaser under the terms and provisions of this Agreement, Purchaser shall be deemed to be in default hereunder whereupon the Company and the Shareholders shall be entitled to at all times prior to Closing:

                   13.2.1 Exercise any and all rights and remedies available to the Company and the Shareholders at law or in equity, including without limitation, the enforcement of specific performance of Purchaser's obligations under this Agreement; or

                   13.2.2 The Company shall be entitled, upon giving written notice to Purchaser, as herein provided, to terminate this Agreement.

                                   ARTICLE 14
                                   ----------

                                   INSPECTION

        14.1 INSPECTION OF TELEPHONES.

                   Commencing no less than two (2) business days prior to Closing and continuing for a period not to exceed thirty (30) days subsequent to Closing, the Company and Purchaser shall jointly conduct an inspection of every Telephone to determine whether it is in good working order and operable. Any deficiencies noted by Purchaser in the condition of a Telephone shall be repaired, to the extent possible, at the time of inspection by the Company. Each Telephone determined to be in good working order and operable shall be deemed to be accepted by Purchaser as of the date of such inspection, subject to the ultimate consummation of the transaction at Closing. If any such deficiency cannot be repaired at the time of inspection, then the Company hereby agrees to use best efforts to have same repaired prior to the date of Closing, to Purchaser's reasonable satisfaction. To the extent that such deficiency shall not be repaired to Purchaser's reasonable satisfaction prior to the date of Closing, then to the extent that the number of Installed Lines with Telephones that are in good working order and operable shall be less than Two Hundred Thirty (230), Purchaser shall not be required to tender to the Shareholders an amount equal to Thirteen Thousand Fifty (13,050) shares of SATX Stock per Installed Line less than Two Hundred Thirty (230) until such Lines and Telephones have been repaired to the reasonable satisfaction of Purchaser. To the extent that such repair does not occur within thirty (30) days of the date of inspection and notice of problem, Purchaser's obligation to pay the Purchase Consideration withheld for such Telephone shall thereupon cease and terminate. To the extent that any such inspection conducted subsequent to the date of Closing shall indicate a deficiency in the condition of the Telephones, then the Company shall promptly repair same and the Shareholders shall be deemed to be in default of the representation and warranty made by them herein and such breach shall be grounds for indemnification as herein provided.

                                   ARTICLE 15
                                   ----------

                                  MISCELLANEOUS

        15.1 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, executors, successors and permitted assigns. The Company and the Shareholders shall have no right to assign or delegate any of their rights, duties or obligations under this Agreement without the prior written consent of Purchaser and any attempt to do so shall be null and void and of no force or effect whatsoever upon Purchaser or any such assignee. Purchaser may assign or delegate any or all of its rights and duties under this Agreement without the consent of the Company or the Shareholders.

        15.2 NOTICES. Any notices or other communications required or permitted hereunder shall be deemed given when personally delivered or upon receipt, after having been sent by certified mail, return receipt requested, postage prepaid, and if, to Purchaser addressed as follows:

         SATX, Inc.
         8302 Dunwoody Place
         Suite 270
         Atlanta, Georgia 30350
         Attention: Terry L. Colbert, President

with a copy given in the aforesaid manner to:

         Wagner, Johnston & Rosenthal, P.C.
         3340 Peachtree Road, N.E.
         Tower Place, Suite 1200
         Atlanta, Georgia  30326
         Attention: John R. Thornburgh, Esq.

if to the Company or the Shareholders addressed as follows:

         Total Telephone Concepts, Inc.     and to   Michael P. Vincent
         3107 Surrey Lane                            360 Dandridge Drive
         Lake Charles, Louisiana 70605               Franklin, Tennessee 37067
         Attention: R. J. Bono

         with copies given in the aforesaid manner to:

         Austin Law Firm                    and to   Mark Alexander
         1531 Hodges Street                          Simpson, Woolley &
                                                       McConachie L.L.P.
         Lake Charles, Louisiana 70601               700 The Quadrangle
         Eddie D. Austin, Jr., Esq.                  2828 Routh Street
                                                     Dallas, Texas 75201

        Any party may designate such other address for itself to receive notices by delivery of notice thereof to all of the parties hereto.

        15.3 SEVERABILITY. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from the remaining portion of this Agreement, which shall otherwise remain in full force and effect.

        15.4 NO BROKERAGE. Each party hereto represents and warrants to the other party hereto that it shall pay or otherwise discharge any liability incurred by the party so representing and warranting for brokerage or finder's fees or agent's commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Each party hereto indemnifies and agrees to hold the other party harmless against and in respect of its such obligations or liabilities based in any way on agreements, arrangements or understandings claimed to have been made by such party with any third party.

        15.5 SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement shall survive the Closing hereunder, and the consummation of the transactions contemplated herein, for the periods specified in this Agreement, notwithstanding any investigation or examination made for or on behalf of any of the parties hereto.

        15.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia in all respects.

        15.7 ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior oral or written agreements between said parties with respect to said subject matter, including, without limitation, that certain Letter of Intent dated July 25, 2001, by and between Purchaser and the Company. No amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless same is made in writing and signed by each of the parties hereto.

        15.8 ADDITIONAL ACTS AND DOCUMENTS. Each party hereto agrees to do such things, take all such actions, and make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement, in each case, at the sole expense of the party or parties so requested.

        15.9 NO WAIVER. Failure of any party to this Agreement to require performance by another of any provision expressed herein shall in no way affect that party's right to thereafter enforce such provision; nor shall the waiver by any party of any breach of any provision expressed herein be taken or held to be a waiver of any succeeding or other breach of such provision or as a waiver of the provision itself or of any other provision.

        15.10 SCHEDULES. The Exhibits and Schedules referenced herein are each incorporated herein by such reference and made an integral part hereof.

        15.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same contract, which shall sufficiently be evidenced by any such original counterpart.

        15.12 NO FURTHER SOLICITATIONS. The Company and the Shareholders do hereby jointly and severally agree that, for so long as this Agreement shall remain in full force and effect, neither the Company nor the Shareholders shall solicit, negotiate or accept offers for the purchase and sale of the Company's Assets or the capital stock of the Company to or from any third party whomsoever other than Purchaser.

        15.13 CONFIDENTIALITY; NO TRADE. Each party to the transaction will keep confidential the terms discussed in this Agreement and the fact that discussions or negotiations are taking place and agree not to issue or release any reports, statements, announcements or releases, unless required by law. The Company and the Shareholders agree that until the earlier to occur of (a) the consummation of the transaction; or (b) the termination of negotiations (if unsuccessful), neither the Company nor the Shareholders, officers, directors, control persons, attorneys, accountants or other consultants will purchase, sell or otherwise trade any of Purchaser's common stock, or any options, warrants, rights, or derivatives or such stock.












                      [Signatures begin on following page]

        WITNESS WHEREOF, the undersigned have hereunto executed this Agreement under seal or caused this Agreement to be executed by their duly authorized corporate officers, and to have their corporate seals affixed hereto, all as of the day and year first above written.

                                   Purchaser:

                                   SATX, Inc.

                                   By: /s/ Terry L. Colbert
                                       Terry L. Colbert, President

                                   Attest: /s/ Anthony W. Luchtefeld
                                      Anthony W. Luchtefeld, Assistant Secretary

                                   (Corporate Seal)

                                   The Company:

                                   Total Telephone Concepts, Inc.

                                   By: /s/ Richard J. Bono
                                   Its: President

                                   Attest: /s/ William H. Burgess
                                   Its: Vice President/Secretary

                                   (Corporate Seal)

                                   The Shareholders:

                                   /s/ Richard J. Bono (SEAL)
                                   ----------------------------------------
                                   Richard J. Bono

                                   /s/ William H. Burgess (SEAL)
                                   ----------------------------------------
                                   William H. Burgess

                                   /s/ Ralph Roard (SEAL)
                                   ----------------------------------------
                                   Ralph Edward Roark

                                   /s/ Michael P. Vincent (SEAL)
                                   ----------------------------------------
                                   Michael P. Vincent

                                   /s/ Eddie D. Austin, Jr. (SEAL)
                                   ----------------------------------------
                                   Eddie D. Austin, Jr.